Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 to Form S-4 pertaining to the Alpine Immune Sciences, Inc. (now known as AIS Operating Co., Inc.) Amended and Restated 2015 Stock Plan of our report dated February 13, 2017, with respect to the financial statements of Nivalis Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 13, 2017, included in the Proxy Statement of Nivalis Therapeutics, Inc. that is made a part of the Registration Statement (Form S-4 No. 333-218134) and Prospectus of Nivalis Therapeutics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Denver, Colorado

September 7, 2017